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                                                              EXHIBIT 10.58



                 SEPARATION AGREEMENT AND MUTUAL GENERAL RELEASE

THIS SEPARATION AGREEMENT AND MUTUAL GENERAL RELEASE (the "Agreement") is made March 13, 2001 ("Effective Date") by and between Scott Thompson ("Employee") and TeleTech Holdings, Inc., its parents, subsidiaries, affiliates and each of their successors, assigns, directors and officers (collectively "the Company").

     A. For a period until the Effective Date Employee has been employed by Company as Chief Executive Officer, President, and member of the Board Of Directors (the "Employment").

     B. Company and Employee wish to resolve any disputes and settle all claims between them. Therefore, except as otherwise provided in this Agreement, and without admission of any liability, fact, claim or defense by either party, the purpose of this Agreement is to bring any controversies between them to an end and to fully settle and release any claims arising from the Employment or Employee's separation therefrom, and any other matters between Employee and Company.

     For all of these reasons, the parties enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth below, the parties agree as follows:

1.   Conditioned upon the delivery of this Agreement, executed by Employee and
     Company:

     (a) On the Effective Date, Employee voluntarily resigns from the Employment and therefore the Employment shall terminate on that date. Moreover, the Employment Agreement dated October 1999 between Employee and Company shall terminate by mutual consent on the Effective Date.

     (b) Company acknowledges its obligation to pay Employee all regular wages, unused vacation pay, if any, and benefits accrued as of the Effective Date in accordance with the Company's practice. Participation in any pension plan shall terminate on the Effective Date. The terms of each respective insurance program and/or pension plan shall govern Employee's rights thereunder after termination of employment.

     (c)  As severance:

          (i) On September 12, 2002, and conditioned upon Employee's compliance with all terms of this Agreement and the Agreement to Protect Confidential Information, Assign Inventions, and Prevent Unfair Competition and Unfair Solicitation, dated October 2, 1999 between Employee and Company ("Confidentiality Agreement") (x)
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               Company shall cancel and forgive the entire unpaid principal balance, interest, charges, and fees on that certain Promissory Note held by Company, made by Employee, dated January 15, 2001, in the original principal amount of $500,000; and (y) Company shall cancel and forgive Employee's indebtedness to Company of approximately $300,000.00, inclusive of any interest, fees or charges representing Employee's tax liability paid by Company and resulting from Company's forgiveness of that certain Promissory Note held by Company, made by Employee, dated October 18, 1999, in the original principal amount of $900,000. However, Employee shall remain liable for any tax consequences resulting from Company's forgiveness, pursuant to this Agreement, of the amounts in subparagraphs (x) and (y), above. Employee agrees that TeleTech's forgiveness of the indebtedness in subparagraphs (x) and (y), above ("indebtedness") gives rise to a tax withholding obligation on the part of Company, and that any bonus to which Employee might otherwise be entitled for the Year 2000 shall be deemed offset by the indebtedness and no bonus will be paid to Employee;

          (ii) Company will provide to Employee the medical and insurance benefits he was receiving during his employment, for a period of 12 months following the Effective Date, at which time Employee shall become eligible for COBRA benefits;

         (iii) Company shall pay Employee his salary, subject to applicable taxes and withholding, for a period of nine months from the Effective Date. Employee shall not be entitled to any bonus associated with such salary.

     (d) On the Effective Date, all of Employee's options to purchase Company stock, whether vested or unvested, shall forfeit to Company.

     (e) Within seven (7) days of the Effective Date, Employee shall pay Company $18,000.00 and return any Company documents in his possession.

     (f) Employee acknowledges and agrees that he shall not be eligible for, or entitled to receive and therefore releases and waives any claim for, compensation from Company (including but not limited to base pay, salary, commissions, bonuses, stock or stock options, employment benefits (including medical or insurance benefits), unemployment benefits or vacation pay except as set forth in paragraph 1 of this Agreement and all of its subparagraphs.

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2.   (a)  Excluding only compliance with this Agreement, and excluding
          Employee's rights to indemnity as an officer and director of Company under the Articles of Incorporation or Bylaws of Company, in consideration of the mutual promises in this Agreement, Employee, on behalf of himself, his spouse, and any dependents, heirs, executors, administrators and assigns, hereby releases and discharges Company, its shareholders, officers, directors, partners, employees, agents, predecessors, successors and assigns (collectively, "Releasees") from any rights, claims, damages, attorneys' fees and costs, of any kind or nature, whether known or unknown, which Employee ever had or now has against Releasees by reason of any actual or alleged act, omission, practice or other matter from the beginning of time through the Effective Date, including, but not limited to, claims arising from or relating to the Employment or separation therefrom. Moreover, excluding only compliance with this Agreement, Company hereby releases and discharges Employee from any rights, claims, damages, attorneys' fees and costs, of any kind or nature, whether known or unknown, which Company ever had or now has against Employee by reason of any actual or alleged act, omission, practice or other matter from the beginning of time through the Effective Date, including, but not limited to, claims arising from or relating to the Employment or separation therefrom. Notwithstanding anything to the contrary herein, Company shall not assert any claim against Employee for gross negligence, willful misconduct or criminal conduct of Employee, except in such instance and to the extent such claims are first asserted against Company by a third party. The matters that are the subject of the release contained in this paragraph 2 are referred to collectively as the "Released Matters."

     (b) Without limiting the generality of the foregoing, and subject to paragraph 2(a) above, this Agreement is intended to and shall release Releasees and Employee from claims arising from or relating to: (1) any state, local/municipal, or federal labor or employment laws, regulations or orders, including, but not limited to the Civil Rights Act of 1870, 42 U.S.C. Section 1981; the Civil Right Act of 1871, as amended, 42 U.S.C. Section 1983; Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000, ET SEQ.; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990, 42 U.S.C.
          Section 12101, ET SEQ.; the Family and Medical Leave Act of 1993, 29 U.S.C. Section 2612, ET SEQ.; the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. Section 1001, ET SEQ.; and the Age Discrimination in Employment Act, as amended (2) any state, local/municipal or federal wage and hour laws, regulations or orders, including but not limited to, all claims for wages, commissions, bonuses, stock options, vacation, severance, unemployment compensation benefits, fees, benefits or other

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          sum of money or thing of value; (3) all common law claims based on tort or breach of contract or other theory of recovery (however Company shall not release Employee for claims of gross negligence, willful misconduct or criminal conduct by Employee in such instance and to the extent such claims are first asserted against Company by a third party), and (4) any claims for attorneys' fees (whether based on contract, statute or common law).

     (c) The parties agree that because they wish to resolve their disputes, and to forever settle any claims that they may have between them, this release is to be broadly construed, and any exceptions to the release are to be narrowly construed.

     (d) Employee and Company expressly agree that he or it has not and shall not institute, commence, prosecute or otherwise pursue any lawsuit, administrative charge, or other proceeding, action, complaint, claim, or grievance against Employee or Company, as the case may be, with any administrative, state, local/municipal, federal or governmental entity, agency, board or court, with respect to any facts, events or incidents that occurred or allegedly may have occurred up to and including the Effective Date in connection with matters released by this Agreement. Employee and Company further agree that he or it will cause to be withdrawn or dismissed with prejudice any lawsuit, administrative charge, or other proceeding, action, complaint or grievance that has been filed prior to the Effective Date.

3. IMPORTANT NOTICE: EMPLOYEE'S FURTHER RELEASE AND WAIVER OF AGE DISCRIMINATION IN EMPLOYMENT ACT CLAIMS. Employee understands and acknowledges that:

     (a) In signing this Agreement, the parties also intend that Employee, on behalf of himself, his spouse, and any dependents, heirs, executors, administrators and assigns, waive and release any claims, damages, attorneys' fees and costs, of any kind or nature, whether known or unknown, which Employee ever had or now has against Releasees under the Age Discrimination in Employment Act, as amended, 29 U.S.C.
          Section 621 ET SEQ. ("ADEA"). Thus, in signing this Agreement, Employee is releasing and waiving all rights to sue the Company under the ADEA for claims relating to, or arising from, events before the execution of this Agreement, including claims related to the Employment and its separation.

     (b) Employee is advised and understands that he may consult with an attorney of his choice prior to executing this Agreement;

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     (c)  Employee has at least 45 days to consider release of ADEA claims. In the event that Employee should decide to execute this Agreement in fewer than 45 days, he has done so after the opportunity to consult with his attorney of choice, and understanding that he has been given and declined the opportunity to consider this Agreement for a full 45 days;

     (d) Employee may revoke his release of ADEA claims at any time during the 7 days following the date this Agreement is executed (the "Revocation Effective Period"). Employee's release of ADEA claims shall not be effective or enforceable until the first day following the Revocation Effective Period. In the event that Employee exercises his right to revoke the release of ADEA claims, his waiver and release of ADEA claims shall be void, AND THIS AGREEMENT AT COMPANY'S OPTION MAY BE CANCELLED; and

     (e) Unless Employee delivers to Company written notice of revocation within the Revocation Effective Period, no revocation shall have occurred and the release of ADEA claims shall be conclusively final, binding and irrevocable for all purposes whatsoever.

4. Employee and Company acknowledge that there may be a risk that subsequent to the execution of this Agreement he or it may incur or suffer damage, loss or injury to person or property which in some way may allegedly arise out of or relate to the Released Matters, but which is or are unknown or unanticipated at the time of the execution of this Agreement. Employee and Company specifically assume such risk and agree that this Agreement and the releases contained herein shall and do apply to all unknown or unanticipated results of any and all Released Matters, as well as those currently known or anticipated.

5. Employee agrees that as part consideration for this Agreement, he will provide all reasonable assistance requested by the General Counsel's office with legacy litigation involving Company matters, if any, on which Employee was or has been involved, including but not limited to the dispute between Company and Motorola. Company will reimburse Employee's reasonable and actual out-of-pocket expenses associated with this assistance.

6. (a) Employee further represents and warrants that he has no personal knowledge or information regarding:

          (i) any negligently or intentionally wrongful or illegal act of or taken by the Releasees or any of them;

          (ii) any negligently or intentionally wrongful or illegal omission by the Releasees or any of them;

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         (iii) any act, omission or conduct which could give rise to breach of contract by the Releasees or any of them;

          (iv) the unenforceability of any agreement to which the Releasees or any of them is a party; or

          (v) any improper, wrongful or unfair discrimination or harassment against any person or entity by the Releasees or any of them.

     (b) Company represents and warrants that other than the indebtedness referenced in paragraph 1(c)(i) and 1(e) herein, it has no knowledge or information that Employee has any other indebtedness to Company in the form of loans evidenced by promissory notes.

7. Employee and Company agree that this Agreement shall not in any way be construed as an admission of wrongdoing by any party hereto, but to the contrary, represents a compromise of potential disputed claims.

8. Employee further agrees that he will continue to be bound by and will comply with all of the provisions of this Agreement and the Confidentiality Agreement. For the avoidance of doubt, litigation of any dispute arising from this Agreement shall be governed by paragraph 17 of this Agreement. Litigation of any dispute arising from the Confidentiality Agreement shall be governed by paragraph 9 of the Confidentiality Agreement.

9. Employee further acknowledges and agrees that should he breach any terms of this Agreement or the Confidentiality Agreement, Employee shall forfeit any and all rights he has or may have to loan or debt forgiveness, salary, benefits or other consideration as set forth in paragraph 1 of this Agreement.

10. Without limiting the foregoing, and in addition thereto, neither Employee nor any representative of Employee will reveal any information relating to the terms of this Agreement or any confidential or proprietary matters disclosed to him during the Employment.

11. (i) Company agrees that no TeleTech Executive Officer and no member of the TeleTech Board of Directors shall defame or disparage Employee. In any press release issued to the public concerning the termination of Employee's employment with Company, Company shall state substantially as follows:
     "Scott Thompson, former CEO of TeleTech, has resigned his positions with TeleTech effective March 13, 2001." Upon receiving reference requests directed to Company's human resources department, TeleTech shall provide to any future potential employers or other third parties no information other than Employee's most recent position and title and level of compensation, unless otherwise

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     requested by Employee or required by law. The parties agree that damages for breach of this paragraph are difficult to ascertain with certainty and, therefore, agree that the best and actual damages for each violation of this paragraph by TeleTech will be $200,000. (ii) Employee agrees that he shall not defame or disparage Company, its Directors, Officers or employees. Additionally, Employee shall not make or issue public or private comment concerning his separation from the Employment, including but not limited to comments to securities or industry analysts, shareholders or employees of Company, the press, other employers or potential employers. If asked to comment on his separation from TeleTech, Employee shall confine his response, except as may be required by law, to a statement that Employee "resigned or stepped down from his position at TeleTech." The parties agree that damages for breach of this paragraph are difficult to ascertain with certainty and, therefore, agree that the best and actual damages for each violation of this paragraph by Employee will be $200,000 and Employee shall forfeit any and all rights he has or may have to loan or debt forgiveness, as set forth in paragraph 1 of this Agreement.

12. In making and executing this Agreement, Employee and Company each have made such investigation of the facts and the law pertaining to the matters described in this Agreement as he or it deems necessary, and neither party has relied upon any statement or representation, oral or written, made by any other party, or such party's legal counsel, with regard to any of the facts involved in any dispute or possible dispute between the parties hereto, or with regard to any of their rights or asserted rights, or with regard to the advisability of making and executing this Agreement.

13. Employee and Company hereby each expressly assume the risk of any mistake of fact or that the facts ultimately might be other than or different from the facts now known or believed to exist. It is the express intention of both parties to forever settle, adjust and compromise any and all disputes between and among the parties, finally and forever, and without regard to who may or may not have been correct in their respective understandings of the facts or the law related thereto.

14. Company and Employee each warrants and represents that it or he has the authority to enter into this Agreement as a binding and enforceable obligation. Employee further represents and agrees that he has carefully read and fully understands all of the provisions of this Agreement, that he has been given the opportunity to discuss fully the contents of this Agreement with independent counsel of his choice and that he is voluntarily entering into this Agreement.

15. In addition to the acts described in the Agreement to be performed by each of the parties, Company and Employee each agrees to perform or cause to be

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     performed all further acts and to execute or cause to be executed promptly all documents and instruments necessary to give effect to each term of this Agreement.

16. All parties have cooperated in the drafting and preparation of this Agreement and it shall not be construed more favorably for or against any party.

17. Employee and Company agree that in the event of any controversy or claim arising out of or relating to this Agreement, they shall negotiate in good faith to resolve the controversy or claim privately, amicably and confidentially. Each party may consult with counsel in connection with such negotiations.

     (a) Excepting only: (1) worker's compensation claims; (2) unemployment compensation claims; (3) proceedings to enforce the terms of the Confidentiality Agreement; and (4) claims brought under the Colorado Wage Act, C.R.S. Sections 8-4-101, ET SEQ., all controversies and claims arising from or relating to this Agreement that cannot be resolved by good-faith negotiations ("Arbitrable Disputes") shall be resolved only by final and binding arbitration conducted privately and confidentially in the Denver, Colorado, metropolitan area by a single arbitrator who is a member of the panel of former judges that makes up the Judicial Arbiter Group ("JAG"); any successor of JAG; or, if JAG or any successor is not in existence, any entity that can provide a former judge to serve as arbitrator (collectively, the "Dispute Resolution Service"). Without limiting the generality of the foregoing, the parties understand and agree that this paragraph 17 shall require arbitration of all disputes and claims that may arise at common law, such as breach of contract, express or implied, promissory estoppel, wrongful discharge, tortious interference with contractual rights, infliction of emotional distress, defamation, or under federal, state or local laws, such as the Fair Labor Standards Act, the Employee Retirement Income Security Act, the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Rehabilitation Act of 1973, the Equal Pay Act, the Americans with Disabilities Act, and the Colorado Civil Rights Act. The parties understand and agree that this Agreement evidences a transaction involving commerce within the meaning of 9 U.S.C. Section 2, and that this Agreement shall therefore be governed by the Federal Arbitration Act, 9 U.S.C. Sections 1, ET SEQ.

     (b) Notwithstanding any statute or rule governing limitations of actions, any arbitration relating to or arising from any Arbitrable Dispute shall be commenced by service of an arbitration demand before the earlier of the one-year anniversary of the accrual of the aggrieved party's claim pursuant to Colorado law or one year from the Effective Date, whichever is

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          greater. Otherwise, all claims that were or could have been brought by the aggrieved party against the other party shall be forever barred.

     (c) To commence an arbitration pursuant to this Agreement, a party shall serve a written arbitration demand (the "Demand") on the other party by certified mail, return receipt requested, and at the same time submit a copy of the Demand to the Dispute Resolution Service, together with a check payable to the Dispute Resolution Service in the amount of that entity's then-current arbitration filing fee; provided that in no event shall Employee be required to pay an arbitration filing fee exceeding the sum then required to file a civil action in the United States District Court for the District of Colorado. The claimant shall attach a copy of this Agreement to the Demand, which shall also describe the dispute in sufficient detail to advise the respondent of the nature of the dispute, state the date on which the dispute first arose, list the names and addresses of every current or former employee of Company or any affiliate whom the claimant believes does or may have information relating to the dispute, and state with particularity the relief requested by the claimant, including a specific monetary amount, if the claimant seeks a monetary award of any kind. Within thirty days after receiving the Demand, the respondent shall mail to the claimant a written response to the Demand (the "Response"), and submit a copy of the Response to the Dispute Resolution Service, together with a check for the difference, if any, between the filing fee paid by the claimant and the Dispute Resolution Service's then-current arbitration filing fee.

     (d) Promptly after service of the Response, the parties shall confer in good faith to attempt to agree upon a suitable arbitrator. If the parties are unable to agree upon an arbitrator, the Dispute Resolution Service shall select the arbitrator, based, if possible, on his or her expertise with respect to the subject matter of the Arbitrable Dispute.

     (e) Notwithstanding the choice-of-law principles of any jurisdiction, the arbitrator shall be bound by and shall resolve all Arbitrable Disputes in accordance with the substantive law of the State of Colorado, federal law as enunciated by the federal courts situated in the Tenth Circuit, and all Colorado and Federal rules relating to the admissibility of evidence, including, without limitation, all relevant privileges and the attorney work product doctrine. The Commercial Arbitration Duties of the American Arbitration Association shall not be applied to any arbitration commenced hereunder.

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     (f)  Before the arbitration hearing, Company shall be entitled to take a discovery deposition of Employee and Employee shall be entitled to take a discovery deposition of one Company representative with knowledge of the dispute. Upon the written request of either party, the other party shall promptly produce documents relevant to the Arbitrable Dispute or reasonably likely to lead to the discovery of admissible evidence. The manner, timing and extent of any further discovery shall be committed to the arbitrator's sound discretion, provided that under no circumstances shall the arbitrator allow more depositions or interrogatories than permitted by the presumptive limitations set forth in F.R.Civ.P. 30(a)(2)(A) and 33(a). The arbitrator shall levy appropriate sanctions, including an award of reasonable attorneys' fees, against any party that fails to cooperate in good faith in discovery permitted by this paragraph 17 or ordered by the arbitrator.

     (g) Before the arbitration hearing, any party may by motion seek judgment on the pleadings as contemplated by F.R.Civ.P. 12 and/or summary judgment as contemplated by F.R.Civ.P. 56. The other party may file a written response to any such motion, and the moving party may file a written reply to the response. The arbitrator: may in his or her discretion conduct a hearing on any such motion; shall give any such motion due and serious consideration, resolving the motion in accordance with F.R.Civ.P. 12 and/or a F.R.Civ.P. 56, as the case may be, and other governing law; and shall issue a written award concerning any such motion no fewer than ten days before any evidentiary hearing conducted on the merits of any claim asserted in the arbitration.

     (h) Within thirty days after the arbitration hearing is closed, the arbitrator shall issue a written award setting forth his or her decision and the reasons therefor. The arbitrator shall not award either party an award of its litigation expenses or attorneys' fees on any type of claim, regardless of whether or not it is the prevailing party. The arbitrator's fees and expenses shall be bourne equally by the parties. The arbitrator's award shall be final, nonappealable and binding upon the parties, subject only to the provisions of 9 U.S.C.
          Section 10, and may be entered as a judgment in any court of competent jurisdiction.

     (i) The parties agree that reliance upon courts of law and equity can add significant costs and delays to the process of resolving disputes. Accordingly, they recognize that an essence of this Agreement is to provide for the submission of all Arbitrable Disputes to binding arbitration. Therefore, if any court concludes that any provision of this paragraph 17 is void or voidable, the parties understand and agree that the court shall

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          reform each such provision to render it enforceable, but only to the extent absolutely necessary to render the provision enforceable and only in view of the parties' express desire that Arbitrable Disputes be resolved by arbitration and, to the greatest extent permitted by law, in accordance with the principles, limitations and procedures set forth in this Agreement.

     (j) The parties further agree that any dispute brought under the Confidentiality Agreement is governed by paragraph 9 of the Confidentiality Agreement.

18. This Agreement is intended to and shall be binding on an inure to the benefit of the parties and their successors and assigns.

19. This Agreement (including its Attachments, if any) constitutes the entire agreement between and among the parties pertaining to the subject matter hereof, and the final, complete and exclusive expression of the terms and conditions of their Agreement, and may not be amended, mediated or changed in any way other than by a written instrument signed by both parties.

20. This Agreement may be executed in one or more counterparts, including by facsimile, all of which taken together shall constitute one agreement.

21. This Agreement shall be governed by, and construed in accordance with, Colorado law, exclusive of its choice of law rules.

22. No waiver of breach of any of the provisions of this Agreement shall be a waiver of any preceding or succeeding breach hereof.

23. In the event that any clause, provision or paragraph of this Agreement is found to be void, invalid or unenforceable, such finding shall have no effect on the remainder of this Agreement, which shall continue to be in full force and effect. Each provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

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                                        EMPLOYEE:

                                        /s/ Scott Thompson
                                        ----------------------
                                        Scott Thompson






                                        COMPANY:

                                        By: /s/ John Simon
                                           --------------------


                                        Its: Vice President
                                            -------------------

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